Filed pursuant to Rule 433

Registration No. 333-206477

September 8, 2015

CANADIAN PACIFIC RAILWAY COMPANY

Pricing Term Sheet

Issuer:	Canadian Pacific Railway Company
Expected Ratings:*	Moody’s: Baa1
S&P: BBB+
Pricing Date:	September 8, 2015
Settlement Date:	September 11, 2015 (T+3)
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2016
Title:	4.800% Notes due 2035	6.125% Notes due 2115
Principal Amount:	$300,000,000	$900,000,000
Maturity Date:	September 15, 2035	September 15, 2115
Coupon:	4.800%	6.125%
Benchmark Treasury:	3.000% due May 15, 2045	3.000% due May 15, 2045
Benchmark Treasury Price /
Yield:	100-09 / 2.986%	100-09 / 2.986%
Spread to Benchmark
Treasury:	+185 basis points	+313.9 basis points
Yield to Maturity:	4.836%	6.125%
Price to the Public:	99.541% of the principal amount	100.000% of the principal amount
Optional Redemption
Provisions:
Make-whole Redemption	Prior to March 15, 2035, (the date that is six months prior to the maturity date of the 2035 Notes), optional redemption in whole or in part at any time at redemption prices equal to the greater of 100% of the principal amount of the notes being redeemed and a make-whole redemption price determined by using a discount rate of the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest to the redemption date	Prior to March 15, 2115, (the date that is six months prior to the maturity date of the 2115 Notes), optional redemption in whole or in part at any time at redemption prices equal to the greater of 100% of the principal amount of the notes being redeemed and a make-whole redemption price determined by using a discount rate of the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest to the redemption date
Par Redemption	On or after March 15, 2035 (the date that is six months prior to the maturity date of the 2035 Notes), optional redemption in whole or in part at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date	On or after March 15, 2115 (the date that is six months prior to the maturity date of the 2115 Notes), optional redemption in whole or in part at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date
Change of Control:	At 101% of principal, plus accrued and unpaid interest to the repurchase date	At 101% of principal, plus accrued and unpaid interest to the repurchase date
CUSIP/ISIN:	13645R AV6 / US13645RAV69	13645R AX2 / US13645RAX26
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running
Managers:	Morgan Stanley & Co. LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets, LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
National Bank of Canada Financial Inc.
SMBC Nikko Securities America, Inc.

*	An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by Moody’s and Standard & Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649, HSBC Securities (USA) Inc. toll free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 and RBC Capital Markets, LLC toll free at 1-866-375-6829.

This pricing term sheet supplements the preliminary prospectus supplement issued by Canadian Pacific Railway Company on September 8, 2015 relating to its prospectus dated August 31, 2015.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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